Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation
Gentherm Holding (Malta) Ltd.	Malta
Gentherm Automotive Systems (Malta) Ltd.	Malta
Gentherm Automotive Technologies (Shanghai) Co. Ltd.	China
Gentherm Electronics (Shenzhen) Co. Ltd.	China
Gentherm Automotive Systems (China) Ltd.	China
Gentherm International Holdings (Hong Kong) Limited	China
Gentherm GmbH	Germany
Gentherm Technologies GmbH	Germany
Gentherm Enterprises GmbH	Germany
Gentherm Licensing GmbH	Germany
Gentherm Vietnam Co. Ltd.	Vietnam
Gentherm Japan Inc.	Japan
Gentherm Korea Inc.	South Korea
Gentherm Properties I, LLC	Michigan
Gentherm Properties II, LLC	Michigan
Gentherm Equity, LLC	Michigan
Gentherm Licensing, L.P.	Michigan
Motion Holdings LLC	Delaware
Gentherm (Texas), Inc.	Texas
Gentherm Hungary Kft	Hungary
Gentherm Ukraine TOV	Ukraine
Gentherm de Mexico S.A. de C.V	Mexico
Gentherm Canada ULC	Canada
Gentherm Global Power Technologies Inc.	Canada
Gentherm Luxembourg I S.a.r.l.	Luxembourg
Gentherm Luxembourg II S.a.r.l	Luxembourg
Gentherm Macedonia DOOEL	Macedonia